UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
1934

Date of Report (Date of earliest event reported): November 14, 2007

BIOMETRX, INC.
(Exact name of registrant as specified in its Charter)

Delaware	0-15807	31-1190725
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

500 North Broadway, Suite 204, Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

(516) 937-2828
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐ Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 5.02	Departure of Principal Officers; Election of Directors; Appointment of Principal Officer.

On November 14, 2007, bioMETRX, Inc. (the “Company”) elected Ms. Wendy Borow-Johnson to the Company’s Board of Directors effective immediately. In connection with this election the Company issued Ms. Borow-Johnson fifty-thousand (50,000) shares of its common stock.

Wendy Borow-Johnson was formally a consultant to the Company and briefly served as President of the Company’s wholly owned subsidiary smartTOUCH Medical, Inc. Ms. Borow-Johnson just completed serving as the President of Healthy Living Channel and as the Senior Vice President of the Networks Group of Turner Media Group, Inc. The Networks Group includes Healthy Living Channel, iShop, Beauty and Fashion, Men's Channel, Mall TV, Resorts and Residence TV, iDrive and America's Preview Network. She was responsible for overseeing programming, network development, and distribution and cross media marketing of lifestyle transactional networks. Prior to joining Turner Media Group, Inc., Ms. Borow-Johnson served on the Board of Directors of Brands Shopping Network, Inc. and was President of Television, securing 30 million cable and satellite homes and 25 name brand retailers for Brands Shopping Network. She was the President and Chief Executive Officer of RnetHealth Inc., a publicly traded company, and was the President and Chief Executive Officer of Recovery Television Network. She was the first woman Vice President of the American Medial Association. Ms. Borow-Johnson has been a consultant to over 15 major on line and media companies including ATT, Insight Digital Cable and AOL and has worked on Direct to Consumer advertising campaigns on more than 25 pharmaceutical and consumer packaged good products. She is a consultant to investment banking groups on media and emerging technology. She is a frequent speaker, talk show guest and expert on integrated advertising, transaction based media and communications. Ms. Borow-Johnson is a Phi Beta Kappa Magna Cum Laude graduate of Goucher College and was named alumni of the decade for the 1970’s. She has a Masters Degree in Counseling from Goddard College and a certificate in psychotherapy from Harvard’s Judge Baker Guidance Center.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIOMETRX, INC. (Registrant)

Date: November 16, 2007	By:	/s/ Mark Basile
Mark Basile, Chief Executive Officer